EMPLOYMENT CONTRACT


     This Contract is entered into by and between JUSTIN INDUSTRIES, INC., a Texas corporation, herein called "Employer", and JOHN S. JUSTIN, JR., a resident of Tarrant County, Texas, hereinafter called "Employee".

                              W I T N E S S E T H:


    1. Employer agrees to employ Employee and Employee agrees to undertake and accept and perform such executive, administrative and/or managerial duties as may be assigned to him by the Board of Directors of Employer for the term hereinafter specified.

    2. The term of employment under this Contract shall be for a period of three (3) years beginning December 1, 1994, and ending November 30, 1997. During the term of this Contract (unless Employee resigns, dies, becomes disabled or is discharged for cause as defined herein), Employer shall pay Employee as compensation for his services to be rendered hereunder a salary of not less than Five Hundred Twenty Five Thousand and No/100 Dollars ($525,000.00) per annum (the "Salary"), payable in regular increments not less frequently than monthly.

    3. In the event Employee should die during the term of this Contract (unless he has previously resigned or been discharged for cause as defined herein), Employer shall pay, as a death benefit to Employee's widow, fifty percent (50%) of the Salary, payable in regular increments not less frequently than monthly, for twelve (12) months following the date of death; provided, that if Employee's widow should not survive said Employee for said twelve-month period, the balance of such payments shall be paid to Employee's estate.

    4. During the term of this Contract, Employee agrees to devote so much of his time and attention as may be necessary to perform the services herein contemplated. Such services are to be exclusively available to Employer and its subsidiaries and affiliates and Employee agrees that, during the term of this Contract, he will not, without the prior permission of Employer, accept any employment or be retained by or represent any other company or business which will materially interfere with the services he is to render hereunder or which competes with Employer in any of its businesses. Employee may accept directorships in other organizations and may engage in civic and charitable activities which do not materially conflict or interfere with his responsibilities to Employer. Employee shall not be required to any substantial extent to render service hereunder at any location outside Tarrant County, Texas.

    5. In the event that, prior to the expiration of the term of this Contract, Employee should be unable to perform the services required of him hereunder because of disability which continues for a period of six (6) consecutive months or more, Employer shall pay to Employee, as a disability benefit, fifty percent (50%) of the Salary, payable in regular increments not less frequently than monthly, for twelve (12) months following the expiration of such six (6) month period. If there should be any dispute between the parties as to Employee's disability, such question shall be settled by the opinion of an impartial and reputable physician, agreed upon for that purpose by the parties; or, in the event the parties are unable to agree upon such physician within ten
(10) days after written request for such designation by either party to the other, then each party shall, within ten (10) days, designate a physician and the physicians so designated shall choose an impartial physician as a third member of the panel. In the event the designated physicians are unable to agree on a third member within ten (10) days, then such third member shall be selected by the President of the Fort Worth Academy of Medicine. The certificate of a single physician agreed to by both parties or of the majority of the panel of the three physicians as to the matter in dispute shall be final and binding upon all parties. Employee shall make himself available for examination by such physician or physicians upon request.

    6. In the event Employee should cease to be active in the actual management of Employer and Employer's subsidiaries and affiliates, Employee shall nevertheless during the period of this Contract render such services of an advisory or consultative nature as Employer may reasonably request in order that Employer may continue to have the benefits of his experience and knowledge of the affairs of Employer and Employer's reputation and contacts in the trade, and Employee shall be available for advice and counsel to the officers and directors of Employer at all reasonable times by telephone, letter or in person wherever he may be.

    7. During the term hereof, Employee shall be entitled to take vacations consistent with past practice, and to incur, for the account of Employer, reasonable business related expenses for entertainment, travel and other similar items. Employee shall, during the term hereof, be furnished an automobile comparable to the make and kind heretofore furnished him by Employer, and Employee shall receive such other benefits as may be received by executives of Employer. The Salary to be paid to Employee during the term hereof does not include bonuses which may be paid from time to time and is not intended to prevent an upward adjustment of such Salary from time to time within Employer's discretion. If the Salary is adjusted upward during the term hereof, then all payments due under paragraphs 2, 3 and 5 hereof shall reflect such upward adjustment in Salary.

    8. If, during the term hereof, Employee should be adjudged by a court of competent jurisdiction to be guilty of fraud or of willful or intentional misconduct in the performance of his duty to Employer, this Contract may be terminated and cancelled without notice by the Board of Directors of Employer, but in such event Employee shall nonetheless remain bound by the provisions of the second sentence of paragraph 4 hereof.

    9. In case any one or more provisions contained in this Contract shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Contract; this Contract shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

   10. All covenants and agreements hereunder shall inure to the benefit of Employee and shall be enforceable by him against the successors or assigns of Employer. The term "successors" and "assigns" shall include any corporation that acquires all or substantially all of Employer's stock, or with which Employer merges or consolidates. The rights and obligations of Employee under this Contract are personal to him, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer.

   11. Any waiver by either party of a breach of any provision in this Contract shall not operate as or be construed as a waiver of any subsequent breach thereof.

   12. This Contract shall be construed in accordance with the laws of the State of Texas, and the obligations contained herein are performable in Tarrant County, Texas.

   Executed this 14th day of December, 1994.

                                        JUSTIN INDUSTRIES, INC.

                                        /S/ RICHARD J. SAVITZ
                                        By:
                                        Richard J. Savitz
                                        Vice President

                                        EMPLOYER

                                        /S/ JOHN S. JUSTIN, JR.
                                        JOHN S. JUSTIN, JR.

                                        EMPLOYEE